Exhibit 99.2

MAPINFO CORPORATION
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
FINANCIAL INFORMATION

Basis of Presentation

The following unaudited condensed consolidated pro forma financial statements combine the historical Consolidated Balance Sheet and Income Statements of MapInfo Corporation (the "Company" or "we" or "us") and Southbank Systems Limited ("Southbank"). These unaudited condensed consolidated pro forma financial statements give effect to our acquisition of Southbank that was effective September 7, 2004 (the "Acquisition"), using the purchase method of accounting.

We derived this information from our unaudited consolidated financial statements for the nine months ended June 30, 2004, our audited consolidated financial statements for the year ended September 30, 2003, the unaudited consolidated financial statements of Southbank for the nine months ended June 30, 2004, the audited consolidated financial statements of Southbank for the year ended December 31, 2003 and the audited statements of their wholly owned subsidiary, Moleseye Limited ("Moleseye"), which Southbank acquired on June 30, 2004, using the purchase method of accounting. Certain assumptions have been made to combine Southbank and Moleseye as if the acquisition of Moleseye had been consummated at the beginning of the earliest period presented or on the corresponding balance sheet date. These assumptions include the reduction in their combined cash balance of ₤1.2 million (approximately $2.0 million), the addition of other intangible assets assigned to Moleseye of ₤798 thousand (approximately $1.4 million based upon the valuation we had performed subsequent to the acquisition of Southbank), the residual balance accounted for as goodwill, and the reduction of interest income that would have been earned on the consideration paid at an average interest rate ranging from three to four percent. In addition balance sheets for Southbank and Moleseye were translated to U.S. dollars using the foreign exchange rate effective for the balance sheet date. Income statements and cash flow statements were converted using the average foreign exchange rate for the period being presented. Our historical financial statements used in preparing the pro forma financial statements are summarized in the pro forma statements and should be read in conjunction with form 10-Q filed with the SEC on August 9, 2004 and form 10-K filed with the SEC on December 11, 2003.

The unaudited condensed consolidated pro forma income statements for the nine months ended June 30, 2004, and for the year ended September 30, 2003, give effect to the Acquisition as if the Acquisition had been consummated at the beginning of the earliest period presented. Both of these income statement periods presented include Southbank's quarter ended December 31, 2003. For the quarter ended December 31, 2003, Southbank's revenue was $3.5 million, gross profit was $2.9 million, selling and marketing expenses were approximately $600 thousand, operating income was approximately $900 thousand, and dividends were $1.0 million. The unaudited condensed consolidated pro forma balance sheet as of June 30, 2004, gives effect to the Acquisition as if it was effective June 30, 2004.

The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The final purchase price allocation may differ and the difference may be material. We engaged a firm with valuation expertise to assist us in determining fair values of identifiable intangible assets.

We are providing the unaudited pro forma condensed financial information for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited condensed consolidated pro forma financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the period presented or the future results that the combined company will experience. The unaudited pro forma condensed financial statements do not give effect to any cost savings or operating synergies expected to result from the Acquisition or the cost to achieve such cost savings or operating synergies.

MAPINFO CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
(Dollars in Thousands, except per share amounts)

	As of June 30, 2004

	Historical	Historical	Pro Forma		Pro Forma
	MapInfo	Southbank	Adjustments		Total

ASSETS
Current Assets:
Cash and cash equivalents	$ 71,768	$ 7,021	$ (21,388)	(a)	$ 57,401
Short-term investments, at amortized cost	11,719	-			11,719

Total cash and short-term investments	83,487	7,021	(21,388)		69,120
Accounts receivable	24,317	2,545			26,862
Inventories	332	(16)			316
Income taxes receivable	237	-			237
Deferred income taxes	1,130	-			1,130
Other current assets	2,818	170			2,988

Total current assets	112,321	9,720	(21,388)		100,653
Property and equipment - net	25,563	259			25,822
Product development costs - net	501	-			501
Deferred income taxes	13,458	-			13,458
Goodwill - net	27,487	1,706	15,361	(b)	44,554
Other intangible assets - net	2,742	-	8,610	(b)	11,352
Investments and other assets	2,096	-			2,096

Total assets	$ 184,168	$ 11,685	$ 2,583		$ 198,436

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,307	-			$ 1,307
Accounts payable	3,122	141			3,263
Accrued liabilities	19,328	1,395	6,416	(c)	27,139
Deferred revenue	13,740	3,698			17,438
Income taxes payable	-	35			35

Total current liabilities	37,497	5,269	6,416		49,182
Long-term debt	15,917	-			15,917
Deferred revenue, long-term	310	-			310
Other long-term liabilities	-	-	2,583	(d)	2,583

Total liabilities	53,724	5,269	8,999		67,992

Commitments and Contingencies

Stockholders' Equity:
Common stock, $0.002 par value	41	-	-		41
Preferred stock, $0.01 par value	-	-	-		-
Additional paid-in capital	99,645	67	(67)	(b)	99,645
Retained earnings	29,039	6,349	(6,349)	(b)	29,039
Accumulated other comprehensive income	1,719	-	-		1,719

Total stockholders' equity	130,444	6,416	(6,416)		130,444

Total liabilities and stockholders' equity	$ 184,168	$ 11,685	$ 2,583		$ 198,436

MAPINFO CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA INCOME STATEMENTS
(Dollars in Thousands, except per share amounts)

	Nine months ended

	June 30, 2004

	Historical	Historical	Pro Forma		Pro Forma
	MapInfo	Southbank	Adjustments		Total

Net revenues	$ 92,163	$ 10,387	$ -		$ 102,550
Cost of revenues	26,187	3,059	863	(i)	30,109

Gross profit	65,976	7,328	(863)		72,441

Operating expenses:
Research and development	15,874	1,177	-		17,051
Selling and marketing	31,329	1,466	-		32,795
General and administrative	11,424	665	-		12,089

Total operating expenses	58,627	3,308	-		61,935

Operating income	7,349	4,020	(863)		10,506
Interest and other income (expense), net	(1,826)	125	(211)	(ii)	(1,912)

Income (loss) before provision for income taxes	5,523	4,145	(1,074)		8,594
Provision for income taxes	2,209	1,237	(8)	(iii)	3,438

Net income before dividends	3,314	2,908	(1,066)		5,156
Dividends	-	(1,313)	1,313	(iv)	-

Net income	$ 3,314	$ 1,595	$ 247		$ 5,156

Earnings (loss) per share:
Basic	$ 0.19				$ 0.30
Diluted	$ 0.19				$ 0.29

Weighted average shares outstanding:
Basic	17,192				17,192
Diluted	17,775				17,775

MAPINFO CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA INCOME STATEMENTS
(Dollars in Thousands, except per share amounts)

	Twelve months ended

	September 30, 2003	December 31, 2003
	Historical	Historical	Pro Forma		Pro Forma
	MapInfo	Southbank	Adjustments		Total

Net revenues	$ 106,255	$ 11,311	$ -		$ 117,566
Cost of revenues	31,611	3,499	1,150	(i)	36,260

Gross profit	74,644	7,812	(1,150)		81,306

Operating expenses:
Research and development	20,387	1,384	-		21,771
Selling and marketing	41,011	1,703	-		42,714
General and administrative	15,329	745	-		16,074

Total operating expenses	76,727	3,832	-		80,559

Operating income (loss)	(2,083)	3,980	(1,150)		747
Interest and other income (expense), net	333	120	(334)	(ii)	119

Income (loss) before provision for income taxes	(1,750)	4,100	(1,484)		866
Provision for (benefit from) income taxes	(665)	1,127	(133)	(iii)	329

Net income (loss) before dividends	(1,085)	2,973	(1,351)		537
Dividends	-	(1,259)	1,259	(iv)	-

Net income (loss)	$ (1,085)	$ 1,714	$ (92)		$ 537

Earnings per share:
Basic	$ (0.07)				$ 0.04
Diluted	$ (0.07)				$ 0.03

Weighted average shares outstanding:
Basic	15,307				15,307
Diluted	15,307				15,497

MAPINFO CORPORATION
NOTES TO CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS
UNAUDITED
(Dollars in thousands)

1). Unaudited Condensed Consolidated Pro Forma Balance Sheet Adjustments

The following adjustments to the unaudited pro forma balance sheet are based on the assumption that the Acquisition was consummated on June 30, 2004. The total purchase price was ₤11,726,529, or approximately $21,000,000, in cash, subject to a net asset adjustment.

a.) Represents the amount of cash consideration paid by the Company to acquire Southbank, including transaction costs.

b.) Represents purchase accounting adjustments that the Company would have recorded if the Acquisition had been effective June 30, 2004. Per a valuation performed by a firm with valuation expertise, the amount identified as trademarks, customer relationships, and software was ₤4.8 million (approximately $8.6 million). The amount of goodwill was calculated as the excess of the cash consideration less the net asset value of Southbank ($6.4 million on June 30, 2004) and the identifiable intangible assets.

In June 2001, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 142, "Goodwill and Other Intangible Assets ("SFAS 142"), which requires non-amortization of goodwill and certain intangible assets that have indefinite useful lives and annual tests of impairment of those assets. This statement also provided specific guidance about how to determine and measure goodwill and intangible asset impairment, and requires additional disclosure of information about goodwill and other intangible assets. The goodwill resulting from the Company's acquisition of Southbank is subject to non-amortization provisions of SFAS 142.

Consideration
Cash paid:
Initial consideration		$ 21,193
Transaction costs		195
Accrual:
Estimated net asset adjustment		6,416

Total consideration and costs		27,804

Less:
Southbank net assets	6,416
Adjustments to Southbank's net assets
for purchase accounting:
Southbank existing goodwill	(1,706)
Deferred income tax liability related to
goodwill deductible for tax purposes	(2,583)
Adjusted Southbank net assets		2,127

Excess purchase price over the fair value of the net assets acquired.		$ 25,677

The excess purchase price over the fair value of the net assets acquired has been allocated on the pro forma June 30, 2004 balance sheet as follows:
Intangible assets:
Trademarks	1,587
Customer relationships	3,497
Technology-related intangibles	3,526

Total other intangible assets		8,610
Goodwill		17,067

		$ 25,677

c.) Represents the estimated amount owed to Southbank shareholders by the Company, as the net asset adjustment, based solely on the net asset of Southbank as of June 30, 2004. The preliminary net assets of Southbank as of September 7, 2004 were $5.7 million.

d.) Represents the amount of deferred tax liability that would result from the amount of goodwill expected to be deductible for tax purposes.

2). Unaudited Condensed Consolidated Pro Forma Income Statement Adjustments

i) Represents amortization on intangible assets acquired.

ii) Represents interest income that would not have been earned on the cash consideration used for the Acquisition.

iii) Represents adjustment to the income tax provision (benefit) to achieve the overall tax rate for the combined entity.

iv) Represents dividends paid and declared to shareholders that would not have been made had the companies been combined during the period.